Filed Pursuant to Rule 433 of the Securities Act of 1933

Free Writing Prospectus dated July 7, 2025

Relating to the Prospectus Supplements dated March 10, 2025, May 1, 2025 and May 22, 2025 and both

Prospectus Supplements dated July 7, 2025

Registration No. 333-284510

On July 7, 2025, MicroStrategy Incorporated d/b/a Strategy posted an investor presentation on https://www.strategy.com/strd-atm-launch-07-07-2025. A copy of the slides included in the investor presentation and a transcript of the investor presentation are attached hereto as Exhibits A and B, respectively.

The Company has filed with the Securities and Exchange Commission (“SEC”) a registration statement (including a prospectus) and prospectus supplements to the prospectuses for the offerings to which this communication relates. Before you invest, you should read the prospectus supplements and accompanying prospectuses in that registration statement and other documents incorporated by reference or that the Company has filed with the SEC for more complete information about the Company and these offerings. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by visiting www.strategy.com.

***

Exhibit A Investor Presentation $4.2B STRD ATM July 2025 Copyright © 2025 Strategy. All Rights Reserved.

Investor Presentation Safe Harbor Statement This presentation shall not constitute an offer to sell or a solicitation of an offer to buy securities or an invitation or inducement to engage in investment activity nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification of such securities under the securities law of any such jurisdiction. We have filed a shelf registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this presentation relates. Before you invest in any of our securities, you should read the prospectus in that registration statement and any other documents we have filed with the SEC for more complete information about us and the offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any of the sales agents or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Shirish Jajodia, our Corporate Treasurer by email at ir@strategy.com. Some of the information we provide in this presentation regarding our future expectations, plans, and prospects may constitute forward- looking statements. Actual results may differ materially from these forward-looking statements due to various important factors, including the risk factors discussed in our most recent Quarterly Report on Form 10-Q filed with the SEC on May 5, 2025 and our Current Report on Form 8-K filed with the SEC on July 7, 2025. We assume no obligation to update these forward-looking statements, which speak only as of today. Also, in this presentation, we will refer to certain key performance indicators and certain other terms that provide a conceptual framework for how management views its securities and capital financing decisions in the context of the Company's bitcoin strategy. The appendix of this presentation provides details regarding how management calculates these indicators, other items, and other important information in relation thereto. 2 Copyright © 2025 Strategy. All Rights Reserved.

Performance Review Phong Le, President & Chief Executive Officer Copyright © 2025 Strategy. All Rights Reserved.

Strategy’s Bitcoin Holdings vs. Biggest Corporate Treasuries Berkshire Hathaway $410B Amazon $157B Google $148B Microsoft $132B Apple $131B Ford $105B Meta $95B General Motors $89B Cash & Cash Equivalents Exxon $67B Bitcoin Holdings NVIDIA $66B Strategy $65B #11 PayPal $56B CVS $48B Note: As of 8-K filed on July 7, 2025. Comparing the Cash & Cash Equivalents including Cash and Short-Term Receivables from most recently reported filings of the S&P 500 Companies. Excludes Financial Services companies. 4 Copyright © 2025 Strategy. All Rights Reserved.

YTD Performance vs. 2025 Targets (BTC KPIs) Reflects the incremental value generated through Strategy treasury operations (1) (1) ₿TC Yield % ₿TC $ Gain ($ billion) Annual Target Minimum 25% Annual Target $15 Billion $15.0 25.0% BTC Gain 88,062 BTC Price $109,000 19.7% $9.6 Target 2025 YTD 2025 Target 2025 YTD 2025 (1) Presented for illustrative purposes only. BTC Yield is not equivalent to yield in the traditional financial context and BTC $ Gain is not equivalent to “gain” in the traditional financial context. BTC $ Gain does not represent the fair value gain on our bitcoin holdings. YTD metrics are as of the 8-K filed on July 7, 2025. 5 Copyright © 2025 Strategy. All Rights Reserved.

$14.0 Billion Unrealized Gain on Digital Assets in Q2 2025 ($ in Billions) $0.7 $64.4 $6.8 $13.4 Unrealized FMV gain = $13.4B + $0.7B $43.5 = $14.0B 3/31/2025 BTC BTC Price BTC Purchased BTC Price 6/30/2025 Holdings Change (Q2/25 Purchases) Change BTC Holdings Market Value (Holdings as of Q1/25) (Q2/25 Purchases) Market Value BTC Count 528,185 Additions: 69,140 597,325 BTC Mkt. Price $82,445 Avg Price: $97,906 $107,752 6 6 Copyright © 2025 Strategy. All Rights Reserved.

Strong Performance for STRK, STRF, & STRD since Launch STRK +51% $120.4 +$477M ATM Sales $117.7 STRF +38% +$163M ATM Sales $2.00 div/share $2.64 div/share $85.0 STRD +12% $95.3 launch $1.24 div/share $85.0 launch $80.0 launch 1/31/25 2/28/25 3/31/25 4/30/25 5/31/25 6/3 70/ /325 /2025 Past performance is not indicative of future results. Performance reflects initial offering prices of $80.00 (STRK) and $85.00 (STRF, STRD). ‘Launch price’ refers to the initial offering price. Charted prices represent daily closing prices. 7 Copyright © 2025 Strategy. All Rights Reserved.

Our Preferreds have Outperformed since their IPOs Since Jan 31, 2025 51% Since Mar 21, 2025 38% Since Jun 6, 2025 12% 2% -1% -3% (1) (1) (1) STRK PFF STRF PFF STRD PFF ARR%: 122% 133% 162% Source: FactSet. Market data as of 7/3/2025. ARR represents simple Annualized Rate of Return using a linear approximation. 1. iShares Preferred & Income Securities ETF. 8 Copyright © 2025 Strategy. All Rights Reserved.

Lower Effective Yields Increase the BTC Torque via ATMs 12% 11% STRD 10.5% 10% 9% STRF 8.5% 8% 7% STRK 6.6% 6% 1/31/25 2/28/25 3/31/25 4/30/25 5/31/25 6/30/25 Past performance is not indicative of future results. 9 Copyright © 2025 Strategy. All Rights Reserved.

Innovative Securities Accessible to Various Investors

	STRD	STRK	STRF	Other Prefs[1]
Notional Value Outstanding	$1,176M	$1,220M	$1,007M	-
Listing	NASDAQ	NASDAQ	NASDAQ	Varies
Duration	Perpetual[2]	Perpetual[2]	Perpetual[2]	~7 years
Effective Yield	10.5%	6.6%	8.5%	7.7%
Dividend Accumulation	Non-Cumulative	Cumulative	Cumulative	Varies
Performance Since Issuance	12%	51%	38%	N/A
Avg. Daily Trading Volume[3]	$40M	$42M	$36M	$1M
BTC Price Sensitivity	Limited	Perpetual call option on MSTR[2]	Limited	None
Ranking	Senior to MSTR; Junior to STRK, STRF & debt	Senior to MSTR & STRD; Junior to STRF and debt	Senior to MSTR, STRD & STRK; Junior to debt	Senior to common; Junior to debt
BTC Rating (Collateral Coverage for Other Prefs)	5.6x	6.2x	7.1x	1.7x

(1) Preferreds includes exchange-listed, USD preferreds issued by U.S. companies, $50M outstanding. Excludes mandatory convertibles. (2) Subject to fundamental change repurchase and redemption provisions. (3) Average trading volume over the last 30 calendar days.
Note: As of July 3, 2025. Information presented on this slide is provided for illustrative purposes only. Actual results may vary materially from these illustrative results. BTC Rating does not represent a rating from any rating agency and is not equivalent to a "rating" in the traditional financial context. BTC Rating does not account for potential cross defaults under our debt obligations.

Strategy₿

10

Copyright © 2025 Strategy. All Rights Reserved.

42/42 Capital Raising Plan – 38% Complete Capital raised & remaining available ($ billion) under 42/42 Plan 57% Remaining Equity issued Equity $18.1 $42B $23.9 19% $84B Remaining Fixed Converts, $34.1 $42B $5.0 Income STRK, $1.1 STRD, $1.0 STRF, $0.9 • Issued $477M STRK and $163M STRF through ATMs to facilitate orderly, liquid market for institutional buyers • Remaining ATM capacity of $44.8B ($18.1B for MSTR, $4.2B for STRD, $20.5B for STRK and $1.9B for STRF) (1) • Long-term leverage ratio target of 20-30% through issuance of fixed income securities Note: As of 8-K filed on July 7, 2025. (1) Leverage ratio is the ratio of total debt and total notional value of preferred outstanding to the value of our bitcoin holdings. 11 Copyright © 2025 Strategy. All Rights Reserved.

BTC Performance Update Michael Saylor, Executive Chairman Copyright © 2025 Strategy. All Rights Reserved.

Annualized Asset Performance Chart since Aug 10, 2020 57% 26% 14% 11% 6% -4% (1) (2) Bitcoin Magnificent 7 S&P 500 Gold Real Estate Bonds Performance since August 10, 2020, when Strategy adopted its bitcoin strategy. Source: FactSet as of July 3, 2025. Note: Past performance is not indicative of future results. (1) Real Estate refers to iShares Residential and Multisector Real Estate ETF (REZ) (2) Bonds refers to PIMCO Active Bond ETF (BOND). 13 Copyright © 2025 Strategy. All Rights Reserved.

Asset Performance Chart for Last 12 Months 84% 42% 15% 13% 8% 1% (1) (2) Bitcoin Gold Magnificent 7 S&P 500 Real Estate Bonds Performance since July 3, 2024. Source: FactSet as of July 3, 2025. Note: Past performance is not indicative of future results. (1) Real Estate refers to iShares Residential and Multisector Real Estate ETF (REZ) (2) Bonds refers to PIMCO Active Bond ETF (BOND). 14 Copyright © 2025 Strategy. All Rights Reserved.

The White House has embraced Bitcoin 15 Copyright © 2025 Strategy. All Rights Reserved.

The New US Administration has embraced Bitcoin Donald J. Trump J.D. Vance Robert F. Kennedy Tulsi Gabbard Kelly Loeffler Paul Atkins President Vice President Health and Human Services National Intelligence SBA Administrator SEC Chairman Secretary Director David Sacks William Pulte Brian Quintenz Scott Bessent Howard Lutnick Kash Patel AI and Crypto Czar Federal Housing FHFA CFTC Chairman Nominee Treasury Secretary Commerce Secretary FBI Director Director 16 Copyright © 2025 Strategy. All Rights Reserved.

Wall Street has embraced Bitcoin 80+ ~$150B 1.4M ETFs launched globally BTC Value BTC Holdings (Spot ETFs) (Spot ETFs) 17 Copyright © 2025 Strategy. All Rights Reserved.

Public Companies have embraced Bitcoin 150+ ~850,000 ~$94B Publicly Listed BTC Acquired BTC Value Companies Globally Notable Existing Bitcoin Treasury USA USA Japan Companies USA USA France India New Entrants USA USA USA 18 Copyright © 2025 Strategy. All Rights Reserved.

More Companies are embracing Bitcoin each year 151 Publicly traded companies with BTC on balance sheet 64 43 39 33 2 0 2019 2020 2021 2022 2023 2024 2025 Source: Blockware 19 Copyright © 2025 Strategy. All Rights Reserved.

Companies are racing to get into the Bitcoin 100 20 Copyright © 2025 Strategy. All Rights Reserved.

Institutional Research Analysts have embraced Bitcoin BTC Price Forecasts from MSTR Coverage Analysts Firm 2025 2026 2027 2029 / 2030 2033 Barclays $116K Bernstein $200K $500K $1M Benchmark $167K $225K BTIG $150K Cantor $300K Clear Street $109K Compass Point $160K $225K HC Wainwright $225K Maxim $235K Mizuho $142K Stifel $110K TD Cowen $128K $162K $207K Average $165K $180K $174K $400K $1M Note: Information presented on this slide is provided for illustrative purposes only. The forecasts regarding the price of bitcoin made by these analysts are theirs alone and do not represent forecasts or predictions made by Strategy or its management and Strategy does not by its reference to such forecasts imply its endorsement of or concurrence with such forecasts. Actual results may vary materially from these illustrative results. 21 Copyright © 2025 Strategy. All Rights Reserved.

Technology Investors have embraced Bitcoin 22 Copyright © 2025 Strategy. All Rights Reserved.

Financial Regulators have embraced Bitcoin 23 Copyright © 2025 Strategy. All Rights Reserved.

US Federal Housing Authority has embraced Bitcoin 24 Copyright © 2025 Strategy. All Rights Reserved.

Capitol Hill has embraced Bitcoin Clarity Act Genius Act 25 Bitcoin Act Copyright © 2025 Strategy. All Rights Reserved.

US States have embraced Bitcoin 164 Total Measures 40 States 48 SBR Proposals Introduced 26 States 17 Live SBR Proposals 8 States 3 US states that currently have at least 1 active legislative proposal related to BTC States with SBRs Enacted Source: bitcoinlaws.io 26 Copyright © 2025 Strategy. All Rights Reserved.

International Governments have embraced Bitcoin 27 Copyright © 2025 Strategy. All Rights Reserved.

The Crypto Industry has embraced Bitcoin 28 Copyright © 2025 Strategy. All Rights Reserved.

Preferred Equity Strategy Michael Saylor, Executive Chairman Copyright © 2025 Strategy. All Rights Reserved.

STRD (Stride) Preferred Stock 10% Cash Dividend Coupon with Strong Collateral Coverage Investment Highlights • 10% annual cash dividend coupon (~5x the S&P 500 average yield) • Initial offering: $85 per share (effective 11.8% yield at launch) 10% Cash Yield @ STRD Stated Amount Investor Demand • Upsized initial offering from $250M to $1B (1) • 12% price return since launch (vs. 0% median for all preferreds) Quarterly Cash Dividends (2) • $40M average daily trading volume (vs. $0.3M median) Targeting 10% p.a. Yield-focused investors seeking high yield with strong collateral coverage Effective Yield BTC Rating 10.5% 5.6x as of July 3, 2025 as of July 3, 2025 Note: Includes all U.S. dollar convertible preferred and non-convertible preferred securities offered since January 2015. Excludes mandatory convertible preferreds, unlisted securities, and closed end funds (Sample size = 731). (1) Price return since STRD initial pricing on June 6, 2025. (2) Average trading volume since STRD initial pricing on June 6, 2025 multiplied by face value. Past performance is not indicative of future results. 30 Copyright © 2025 Strategy. All Rights Reserved.

STRK (Strike) Preferred Stock

8% Dividend Coupon Plus MSTR Exposure Through Conversion Rights

Investment Highlights

- 8% annual dividend (~4x the S&P 500 average yield)
- Convertible to common stock (0.1 shares per preferred)
- Initial offering: $80 per share (effective 10% yield at launch)

Investor Demand

- 51% price return since launch (vs. -3% median for all preferreds)[(1)]
- $42M average daily trading volume (vs. $0.4M median)[(2)]

Targeting

Growth-oriented income investors seeking Bitcoin exposure with yield protection



Quarterly Dividends (8% p.a.)
STRK
Conversion Option (0.1x MSTR per STRK)
8% Coupon @ Notional Value
Bitcoin Upside with Yield Protection
STRK
MSTR
Convert to MSTR
10 STRK shares
1 MSTR share

Conversion Value at Different MSTR Prices:

MSTR @ $500	MSTR @ $1,000	MSTR @ $5,000
0.5x notional value	1.0x notional value	5.0x notional value

Effective Yield	BTC Rating
6.6% as of July 3, 2025	**6.2x** as of July 3, 2025

Note: Includes all U.S. dollar convertible preferred and non-convertible preferred securities offered since January 2015. Excludes mandatory convertible preferreds, unlisted securities, and closed end funds (Sample size = 731). (1) Price return since STRK initial pricing on January 31, 2025. (2) Average trading volume since STRK initial pricing on January 31, 2025, multiplied by face value. Past performance is not indicative of future results.

Strategy

31

Copyright © 2025 Strategy. All Rights Reserved.

STRF (Strife) Preferred Stock

10% Cash Dividend Coupon with Enhanced Payment Protection Features

Investment Highlights

- 10% annual cash dividend coupon (~5x the S&P 500 average yield)
- Escalating dividend protection (1% increase per missed payment; 18% cap)
- Initial offering: $85 per share (effective 11.8% yield at launch)

Investor Demand

- 38% price return since launch (vs. -3% median for all preferreds) (1)
- $36M average daily trading volume (vs. $0.4M median) (2)

Targeting

Income-focused investors seeking premium yield with enhanced payment protection

Effective Yield	BTC Rating
8.5%	**7.1x**
as of July 3, 2025	as of July 3, 2025

STRF

10% Cash Yield @ Stated Amount

Quarterly Cash Dividends

10% p.a.

+

Enhanced Protection

Escalation Mechanism
(1% increase per missed payment; 18% cap)

Note: Includes all U.S. dollar convertible preferred and non-convertible preferred securities offered since January 2015. Excludes mandatory convertible preferreds, unlisted securities, and closed end funds (Sample size = 731). (1) Price return since STRF initial pricing on March 21, 2025. (2) Average trading volume since STRF initial pricing on March 21, 2025 multiplied by face value. Past performance is not indicative of future results.

32

Copyright © 2025 Strategy. All Rights Reserved.

Seniority & Volatility of our Securities High STRF 10% fixed dividend, perpetual preferred $2.1 billion ATM STRK 8% fixed dividend, convertible preferred $21 billion ATM STRD 10% fixed non- cumulative dividend, perpetual preferred MSTR $4.2 billion ATM Leveraged Bitcoin Exposure $21 billion ATM Low Volatility High Note: Information presented on this slide is provided for illustrative purposes only. Volatility is based on historical volatility with respect to all securities. Past performance is not indicative of future results. 33 33 Copyright © 2025 Strategy. All Rights Reserved. Seniority

Building our Capital Structure on a Foundation of Bitcoin Least risk, $8B partial upside Convert $1B Crown jewel STRF Fellowship with $1B stipend STRK High yield $1B STRD High volatility, $114B leveraged BTC MSTR Digital $65B BTC capital BTC Note: Current outstanding amount shown as of July 3, 2025. 34 Copyright © 2025 Strategy. All Rights Reserved.

$640M Raised Cumulatively through STRK & STRF ATMs



STRK
STRF
$11M
$1M
$19M
$0M
$0M
$8M
$37M
$52M
$25M
$60M
$78M
$75M
$112M
$78M
$26M
$59M
3/17
3/24
3/31
4/7
4/14
4/21
4/28
5/5
5/12
5/19
5/26
6/2
6/9
6/16
6/23
6/30

Strategy

35

Copyright © 2025 Strategy. All Rights Reserved.

Notional Value Outstanding of our Preferred Securities STRK STRF STRD $3.4B $3.5B $3.0B $2.5B $2.0B $1.5B $1.0B $0.5B $0.0B Feb-25 Mar-25 Apr-25 May-25 Jun-25 Jul-25 36 Copyright © 2025 Strategy. All Rights Reserved.

Concurrent ATMs drive Optionality MSTR STRK STRF % Weekly ATM Split: 4/14 4/21 4/28 5/5 5/12 5/19 5/26 6/2 6/9 6/16 6/23 6/30 37 Copyright © 2025 Strategy. All Rights Reserved.

Quadruple Strategy to Generate BTC Torque



12.9x
STRF
10.9x
STRK
12.7x
STRD
MSTR
6.7x

- Daily rebalancing of ATM parameters
- Execution of ATMs minute-by-minute
- Synchronized BTC Acquisition
- Continuous ability for BTC Yield & BTC Gain

Assuming 30% BTC ARR ("Maximalist") and 10-year duration

Note: Price assumptions as of July 3, 2025. Considering no fees or transaction costs. Information presented on this slide is provided for illustrative purposes only. Actual results may vary materially from these illustrative results.

38

Strategy₿

Copyright © 2025 Strategy. All Rights Reserved.

BTC KPIs Illustration for $100M issuance of different securities Assuming 30% BTC ARR (“Maximalist”) and 10-year duration MSTR STRK STRD STRF 0.07% 0.10% 0.15% 0.15% BTC Yield 447 759 917 917 BTC Gain $49 $83 $100 $100 BTC $ Gain BTC $ Income $622 $1,003 $1,174 $1,194 BTC $ Value $671 $1,086 $1,274 $1,294 BTC Torque 6.7x 10.9x 12.7x 12.9x All four securities are accretive and generate positive BTC $ Income, BTC $ Value, and BTC Torque. BTC Torque is higher for less dilutive, more debt-like instruments. Note: Price assumptions as of July 3, 2025. Considering no fees or transaction costs. Information presented on this slide is provided for illustrative purposes only. Actual results may vary materially from these illustrative results. 39 Copyright © 2025 Strategy. All Rights Reserved. BTC Valuation BTC KPIs

BTC Torque Comparison BTC Torque is BTC $ Value/BTC $ Capital. BTC $ Value is BTC $ Gain + BTC $ Income. Assuming 10- year duration BTC ARR % MSTR STRK STRD STRF Skeptic: 0% 0.5x 0.2x 0.0x 0.2x Trader: 10% 1.3x 1.6x 1.5x 1.7x Investor: 20% 3.0x 4.6x 5.1x 5.3x Maximalist: 30% 6.7x 10.9x 12.7x 12.9x Double Maxi: 40% 14.1x 23.4x 27.9x 28.1x Triple Maxi: 50% 28.1x 47.2x 56.6x 56.8x Note: Price assumptions as of July 3, 2025. Considering no fees or transaction costs. Information presented on this slide is provided for illustrative purposes only. Actual results may vary materially from these illustrative results. 40 Copyright © 2025 Strategy. All Rights Reserved.

Strategy Liabilities and Capital Structure Today

Assuming $109,000 BTC Price, 50% BTC Volatility, and 0% BTC ARR ("Skeptic")

As of July 3, 2025	Notional ($M)	Cum. Notional ($M)	Duration (Yrs)[1]	BTC Rating	BTC Risk[2]	BTC Credit[3]	Market Credit Spread[4]	Spread Premium
Debt:								
Convertible 2028	$1,010	$1,010	2.2	64.5x	0.00%	0 bps	270 bps	270 bps
Convertible 2030 (0.000%)	$2,000	$3,010	2.7	21.6x	0.04%	1 bps	825 bps	824 bps
Convertible 2029	$3,000	$6,010	2.9	10.8x	0.90%	31 bps	825 bps	794 bps
Convertible 2030 (0.625%)	$800	$7,414	3.2	8.8x	2.37%	75 bps	240 bps	165 bps
Convertible 2031	$604	$7,414	3.2	8.8x	2.37%	75 bps	1000 bps	925 bps
Convertible 2032	$800	$8,214	4.0	7.9x	5.63%	147 bps	900 bps	753 bps
Total Debt	**$8,214**	**$8,214**		**7.9x**				
Preferred Stock:								
STRF	$1,007	$9,221	12.8	7.1x	42.05%	427 bps	410 bps	-17 bps
STRK	$1,220	$10,441	16.1	6.2x	53.50%	477 bps	480 bps	3 bps
STRD	$1,176	$11,617	10.5	5.6x	40.09%	487 bps	610 bps	123 bps
Total Preferred Stock	**$3,403**	**$11,617**		**5.2x**				
Total Debt & Pref. Stock	**$11,617**	**$11,617**		**5.2x**				

Note: As of July 3, 2025. Information presented on this slide is provided for illustrative purposes only. Actual results may vary materially from these illustrative results. BTC Rating does not represent a rating from any rating agency and is not equivalent to a "rating" in the traditional financial context. BTC Rating does not account for potential cross defaults under our debt obligations.

(1) Sooner of the stated maturity date or the put date for converts. Macaulay Duration for preferred stock.
(2) Probability of an instrument having a BTC Rating less than 1 at the end of its Duration, using a lognormal distribution modeling of bitcoin's price adjusted for BTC ARR and BTC Volatility assumptions.
(3) Credit spread necessary to offset BTC Risk. Calculated by annualizing BTC Risk assuming same probability each year of BTC Rating falling below 1 and assuming no recovery. BTC Credit = (–ln(1 – BTC Risk) ÷ Duration).
(4) Source: Bloomberg, Kynex. Benchmark rate used: SOFR for converts; UST 10Y for preferred stock. Credit spreads for convertible notes and STRK are calculated assuming a 0.50% borrow cost and 60% implied volatility.

Strategy₿

41

Copyright © 2025 Strategy. All Rights Reserved.

Strategy Liabilities and Capital Structure Today

Assuming $109,000 BTC Price, 40% BTC Volatility, and 0% BTC ARR ("Skeptic")

As of July 3, 2025	Notional ($M)	Cum. Notional ($M)	Duration (Yrs)[1]	BTC Rating	BTC Risk[2]	BTC Credit[3]	Market Credit Spread[4]	Spread Premium
Debt:								
Convertible 2028	$1,010	$1,010	2.2	64.5x	0.00%	0 bps	270 bps	270 bps
Convertible 2030 (0.000%)	$2,000	$3,010	2.7	21.6x	0.00%	0 bps	825 bps	825 bps
Convertible 2029	$3,000	$6,010	2.9	10.8x	0.08%	3 bps	825 bps	822 bps
Convertible 2030 (0.625%)	$800	$7,414	3.2	8.8x	0.37%	12 bps	240 bps	228 bps
Convertible 2031	$604	$7,414	3.2	8.8x	0.37%	12 bps	1000 bps	988 bps
Convertible 2032	$800	$8,214	4.0	7.9x	1.37%	35 bps	900 bps	865 bps
Total Debt	**$8,214**	**$8,214**		**7.9x**				
Preferred Stock:								
STRF	$1,007	$9,221	12.8	7.1x	25.70%	233 bps	410 bps	177 bps
STRK	$1,220	$10,441	16.1	6.2x	36.66%	284 bps	480 bps	196 bps
STRD	$1,176	$11,617	10.5	5.6x	24.86%	271 bps	610 bps	339 bps
Total Preferred Stock	**$3,403**	**$11,617**		**5.2x**				
Total Debt & Pref. Stock	**$11,617**	**$11,617**		**5.2x**				

Note: As of July 3, 2025. Information presented on this slide is provided for illustrative purposes only. Actual results may vary materially from these illustrative results. BTC Rating does not represent a rating from any rating agency and is not equivalent to a "rating" in the traditional financial context. BTC Rating does not account for potential cross defaults under our debt obligations.
(1) Sooner of the stated maturity date or the put date for converts. Macaulay Duration for preferred stock.
(2) Probability of an instrument having a BTC Rating less than 1 at the end of its Duration, using a lognormal distribution modeling of bitcoin's price adjusted for BTC ARR and BTC Volatility assumptions.
(3) Credit spread necessary to offset BTC Risk. Calculated by annualizing BTC Risk assuming same probability each year of BTC Rating falling below 1 and assuming no recovery. BTC Credit = (–ln(1 – BTC Risk) ÷ Duration).
(4) Source: Bloomberg, Kynex. Benchmark rate used: SOFR for converts; UST 10Y for preferred stock. Credit spreads for convertible notes and STRK are calculated assuming a 0.50% borrow cost and 60% implied volatility.

Strategy

42

Copyright © 2025 Strategy. All Rights Reserved.

Strategy Liabilities and Capital Structure Today

Assuming $109,000 BTC Price, 50% BTC Volatility, and 30% BTC ARR ("Maximalist")

As of July 3, 2025	Notional ($M)	Cum. Notional ($M)	Duration (Yrs)[1]	BTC Rating	BTC Risk[2]	BTC Credit[3]	Market Credit Spread[4]	Spread Premium
Debt:								
Convertible 2028	$1,010	$1,010	2.2	64.5x	0.00%	0 bps	270 bps	270 bps
Convertible 2030 (0.000%)	$2,000	$3,010	2.7	21.6x	0.00%	0 bps	825 bps	825 bps
Convertible 2029	$3,000	$6,010	2.9	10.8x	0.03%	1 bps	825 bps	824 bps
Convertible 2030 (0.625%)	$800	$7,414	3.2	8.8x	0.11%	4 bps	240 bps	236 bps
Convertible 2031	$604	$7,414	3.2	8.8x	0.11%	4 bps	1000 bps	996 bps
Convertible 2032	$800	$8,214	4.0	7.9x	0.27%	7 bps	900 bps	893 bps
Total Debt	**$8,214**	**$8,214**		**7.9x**				
Preferred Stock:								
STRF	$1,007	$9,221	12.8	7.1x	0.95%	7 bps	410 bps	403 bps
STRK	$1,220	$10,441	16.1	6.2x	1.03%	6 bps	480 bps	474 bps
STRD	$1,176	$11,617	10.5	5.6x	1.40%	13 bps	610 bps	597 bps
Total Preferred Stock	**$3,403**	**$11,617**		**5.2x**				
Total Debt & Pref. Stock	**$11,617**	**$11,617**		**5.2x**				

Note: As of July 3, 2025. Information presented on this slide is provided for illustrative purposes only. Actual results may vary materially from these illustrative results. BTC Rating does not represent a rating from any rating agency and is not equivalent to a "rating" in the traditional financial context. BTC Rating does not account for potential cross defaults under our debt obligations.

(1) Sooner of the stated maturity date or the put date for converts. Macaulay Duration for preferred stock.
(2) Probability of an instrument having a BTC Rating less than 1 at the end of its Duration, using a lognormal distribution modeling of bitcoin's price adjusted for BTC ARR and BTC Volatility assumptions.
(3) Credit spread necessary to offset BTC Risk. Calculated by annualizing BTC Risk assuming same probability each year of BTC Rating falling below 1 and assuming no recovery. BTC Credit = (–ln(1 – BTC Risk) ÷ Duration).
(4) Source: Bloomberg, Kynex. Benchmark rate used: SOFR for converts; UST 10Y for preferred stock. Credit spreads for convertible notes and STRK are calculated assuming a 0.50% borrow cost and 60% implied volatility.

Strategy

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Copyright © 2025 Strategy. All Rights Reserved.

Strategy enables a wide variety of securities based on Bitcoin

Macro Economy

Technology
Inflation
Entropy

Bitcoin



Capital
Preservation
& Productivity

Bitcoin

$2+ Trillion Asset Class

MSTR Treasury Operations

- Issue Securities →
- ← Acquire Bitcoin
- Adjust Leverage
- Fund Dividends →

MSTR Bitcoin Reserves

Equity	Fixed Income

597,325 BTC[(1)]

~$65B USD

Securities

Higher Volatility & Leverage

- MSTR Options
- MSTX, MSTU, MSTZ
- MSTR
- Spot BTC ETFs
- MSTR CB, BMAX
- STRK
- STRF
  STRD
- MSTY, IMST, MST

Lower Volatility & Leverage

(1) As of July 7, 2025.

For illustrative purposes only; does not constitute investment advice and should not form the basis for an investment in MSTR or any other securities.

Strategy

44

Copyright © 2025 Strategy. All Rights Reserved.

~97% of Institutional Capital is Mandated to Equity & Credit


$35T
Equity
$60T
Credit
$3T Commodities
$700 B in private capital
$2.3 B in central banks (primarily allocated to gold)

~30x

more institutional capital available for BTC Equity and BTC Credit compared to BTC in Commodity form.

Note: MSCI, PensionsAge, Invesco, NAIC, Global SWF, Funds Europe (2023–2025). Estimates include institutional mandates across public equity, credit, and commodities.

45

Strategy

Copyright © 2025 Strategy. All Rights Reserved.

Largest Offerings of Preferred Securities since August 2021 $1,176M $1,000M $1,000M $875M $850M $750M $730M $700M $700M $690M STRD Morgan Morgan NextEra STRF M&T Bank STRK Reinsurance Bank of Telephone & Stanley Stanley Energy Group of America Data Sys America Dividend 10.00% 6.63% 6.50% 6.50% 10.00% 7.50% 8.00% 7.13% 4.75% 6.00% (1) (1) (1) Perpetual Perpetual Perpetual 2085 Perpetual Perpetual Perpetual 2052 Perpetual Perpetual Maturity Type Non-Callable Callable Callable Callable Non-Callable Callable Non-Callable Callable Callable Callable Conversion - - - - - - 10:1 - - - Date Issued Jun’25 Jul’24 Jul’22 May’25 Mar’25 May’24 Jan’25 Sep’22 Jan’22 Aug’21 Source: Bloomberg. Includes all U.S. dollar convertible preferred and non-convertible preferred securities offered since August 2021. Excludes mandatory convertible preferred, unlisted securities, and closed end funds. Notional size shown (calculated as par amount multiplied by shares issued and outstanding). (1) Subject to fundamental change repurchase and redemption provisions. 46 Copyright © 2025 Strategy. All Rights Reserved.

Our Preferred Stocks offer Superior Yield and Liquidity 15% STRD 10% STRF STRK 5% 0% $0 $5 $10 $15 $20 $25 $30 $35 $40 $45 30D Average Daily Trading Volume ($M) Source: Bloomberg as of 7/3/2025. Preferreds includes exchange-listed, USD preferreds issued by U.S. companies, >$50M outstanding. Excludes mandatory convertibles, securities without an observable price, securities with current yields >50% or <-10% (n=517). 47 Copyright © 2025 Strategy. All Rights Reserved. Yield (%)

Our Preferred Stocks offer Superior Yield and Collateral 15% STRD 10% STRF STRK 5% 0% 0x 1x 2x 3x 4x 5x 6x 7x 8x 9x 10x 11x 12x Collateral (x) Source: Bloomberg as of 7/3/2025. Preferreds includes exchange-listed, USD preferreds issued by U.S. companies, >$50M outstanding. Excludes mandatory convertibles, securities without an observable price, securities with current yields >50% or <-10% (n=517). Collateral is defined as Assets / (Debt + Pref + Deposits + Insurance Reserves) (as applicable), or as FCF / Annual Dividends for Dividend Paying Stocks. 48 Copyright © 2025 Strategy. All Rights Reserved. Yield (%)

Our Preferred Stocks offer Superior Yield and Duration 15% STRD 10% STRF STRK 5% 0% 0 2 4 6 8 10 12 14 16 18 20 Duration Preferreds includes exchange-listed, USD preferreds issued by U.S. companies, >$50M outstanding. Excludes mandatory convertibles, securities without an observable price, securities with current yields >50% or <-10%, Excludes securities with negative duration (n=493). Duration is defined as Effective Duration, where available, or as Modified Duration. 49 Copyright © 2025 Strategy. All Rights Reserved. Yield (%)

ETF Market Comparisons Asset Net (1) (2) (3) (4) Ticker Yield Volatility Fees Liquidity Duration Class Assets (5) PFF $14 B 7% 11% 0.46% $122 M 5.3 PGX $4 B 6% 9% 0.51% $87 M 10.2 Preferred FPE $6 B 6% 8% 0.85% $28 M 5.3 Equity PGF $1 B 6% 10% 0.54% $3 M 12.9 (5) PSK $1 B 6% 9% 0.45% $6 M 5.3 HYG $17 B 6% 8% 0.49% $4 B 2.8 High Yield USHY $24 B 7% 8% 0.08% $561 M 2.9 Bonds JNK $8 B 7% 9% 0.40% $518 M 3.1 BKLN $7 B 7% 6% 0.65% $369 M ~0.25 Loans SRLN $7 B 8% 7% 0.70% $261 M ~0.25 STRD $1 B 11% 21% - $40 M 9.1 Source: CapIQ as of July 3, 2025. (1) 30-Day SEC Yield. (2) 90-day realized volatility. (3) 90-day ADTV (4) Effective Duration (5) Effective Duration not provided; Data reflects Category Average Effective Duration. 50 Copyright © 2025 Strategy. All Rights Reserved.

Universe of Comparable Investible Assets Asset # of Aggregate (8) (9) Yield Duration Collateral Liquidity (7) Class Securities Outstanding (1) U.S. Treasury 497 $28.3 trillion 4.1% 5.9 N/A $2 billion (2) Agency MBS 35 $9.2 trillion 5.0% 6.1 1.3x $10 billion (3) IG Bonds 12,263 $5.0 trillion 5.0% 6.8 2.1x $9 million (4) Junk Bonds 3,571 $2.6 trillion 7.0% 2.8 1.9x $3 million (5) Preferreds 517 $179 billion 7.7% 7.2 1.7x $1 million Dividend Paying 1,378 $48 trillion 3.3% N/A 4.6x $200 million (6) Stocks STRD $1.2 billion 10.5% 9.1 5.2x $40 million Source: Bloomberg, FactSet, SIFMA as of July 3, 2025. Please refer Appendix for detailed notes Duration is means Effective Duration, where available, or as Modified Duration, as each term is defined by Bloomberg. Collateral is defined as Assets / (Debt + Pref + Deposits + Insurance Reserves) (as applicable), or as FCF / Annual Dividends for Dividend Paying Stocks. 51 Copyright © 2025 Strategy. All Rights Reserved.

Our Capital Engine: Principles Guiding ATM Activities • We treat each class of security investors with equal respect Each security along with its related ATM program is tailored to meet the needs of a particular type of investor managing a pool of capital with specific mandates and objectives. • We enhance liquidity to support both entry and exit Our programs are designed to support market function, not pressure it • We sell into strength and step aside in weakness Execution is dynamic and responsive to real-time market signals • We issue with purpose and recalibrate continuously Activity is guided by investor demand, market depth, and strategic alignment • We create long-term value for all stakeholders through thoughtful execution All ATM activity is designed to support the entire capital stack through intelligent bitcoin acquisition and disciplined market engagement 52 52 Copyright © 2025 Strategy. All Rights Reserved.

Appendix Copyright © 2025 Strategy. All Rights Reserved.

Notes on “Universe of Comparable Investable Assets” Slide 1) U.S. Treasuries >$50M outstanding per FactSet (n=497). Yield to Worst and Effective Duration reported from Bloomberg U.S. Treasury Index (LUATTRUU). Liquidity calculated as 2025 YTD U.S. Treasury Security ADTV as reported by SIFMA ($1.1 trillion), divided by number of securities in sample. 2) MBS number of securities shows the estimated number of active TBA Contracts. Yield To Worst and Effective Duration reported from U.S. Mortgage Backed Securities Index (LUMSTRUU). Liquidity calculated as 2025 YTD Agency MBS ADTV ($354 billion) as reported by SIFMA, divided by the estimated number of active and primary liquid TBA contracts. Collateral estimated based on average of Weighted Average LTV of LUMSTRUU. 3) IG Bonds includes USD corporate bonds issued by U.S. companies, >$50M outstanding. Yield To Worst and Effective Duration reported from Bloomberg U.S. Corporate Investment Grade Index (LUACTRUU). Collateral and Liquidity based on sample of outstanding bonds >$2B outstanding (n=497). 4) Junk Bonds includes USD corporate bonds issued by U.S. companies, >$50M outstanding. Yield To Worst and Effective Duration reported from Bloomberg U.S. Corporate High Yield Index (LF98TRUU). Collateral and Liquidity based on sample of outstanding bonds >$1B outstanding (n=579). 5) Preferreds includes exchange-listed, USD preferreds issued by U.S. companies, >$50M outstanding. Excludes: mandatory convertible, securities without an observable price, current yields >50% or <-10% (n=517). 6) Includes U.S. domiciled public dividend paying common stocks (n=1,378). Yield represents Dividend Yield. Collateral represents Free Cash Flow per share divided by Dividend per share. Liquidity represents 1-month average daily traded value. 7) Aggregate face amount for fixed income, aggregate liquidation preference for preferred securities, aggregate market cap for equities. 8) Calculated as sample average of Total Assets / (Total Debt + Pref + Deposits + Insurance Reserves) (as applicable) at the issuer level, unless otherwise noted, and based on the samples described in notes above. 9) For Treasuries Liquidity calculated as 2025 YTD U.S. Treasury Security ADTV as reported by SIFMA ($1.1 trillion), divided by number of securities in sample as described in Note (1) above. For MBS, Liquidity calculated as 2025 YTD Agency MBS ADTV ($354 billion) as reported by SIFMA, divided by the estimated number of active and primary liquid TBA contracts, as TBA market serves as primary source of liquidity in MBS market. For IG Bonds and Junk Bonds, equal to sample average of 3-Month TRACE Average Daily Volume multiplied by Par Value, based on samples described in (3) and (4). For Preferred, equal to 1-Month Average Daily Trading Volume based on the sample described in (5). 54 Copyright © 2025 Strategy. All Rights Reserved.

Important Information about KPIs used in this Presentation BTC Yield is a key performance indicator (“KPI”) that represents the percentage change, during a period, of the ratio between the Company’s bitcoin holdings and its Assumed Diluted Shares Outstanding, where: • “Assumed Diluted Shares Outstanding” refers to the aggregate of our Basic Shares Outstanding as of the dates presented plus all additional shares that would result from the assumed conversion of all outstanding convertible notes and convertible preferred stock, exercise of all outstanding stock option awards, and settlement of all outstanding restricted stock units and performance stock units as of such dates. Assumed Diluted Shares Outstanding is not calculated using the treasury method and does not take into account any vesting conditions (in the case of equity awards), the exercise price of any stock option awards or any contractual conditions limiting convertibility of convertible debt instruments. • “Basic Shares Outstanding” reflects the actual class A common stock and class B common stock outstanding as of the dates presented. For purposes of this calculation, outstanding shares of such stock are deemed to include shares, if any, that were sold under at-the-market equity offering programs, that were to be issued pursuant to options that had been exercised or restricted stock units that have vested or that were to be issued with respect to conversion requests received with respect to convertible securities, but which in each case were pending issuance as of the dates presented. BTC Gain is a KPI that represents the number of bitcoins held by the Company at the beginning of a period multiplied by the BTC Yield for such period. BTC $ Gain is a KPI that represents the dollar value of the BTC Gain calculated by multiplying the BTC Gain by the market price of bitcoin. For determining BTC $ Gain QTD and YTD, unless otherwise specified, the Company uses the current market price of bitcoin. For determining BTC $ Gain for a past fiscal year or other past period, the Company uses the market price of bitcoin as of 4:00pm ET as reported on the Coinbase exchange on the last day of the applicable period. The Company uses these market prices of bitcoin for this calculation solely for the purpose of facilitating this illustrative calculation. The Company uses BTC Yield, BTC Gain and BTC $ Gain as KPIs to help assess the performance of its strategy of acquiring bitcoin in a manner the Company believes is accretive to shareholders. The Company believes these KPIs can be used to supplement an investor’s understanding of the Company’s decision regarding the manner in which it funds the purchase of bitcoin and the value created in a period by: • in the case of BTC Yield, comparing the rate of change in the Company’s bitcoin holdings as compared to the rate of change in the number of shares of its common stock and instruments convertible to common stock; • in the case of BTC Gain, hypothetically expressing the change reflected in the BTC Yield metric as if it reflected an increase in the amount of bitcoin held at the end the applicable period as compared to the beginning of such period; and • in the case of BTC $ Gain, further expressing that gain as a dollar value by multiplying that bitcoin-denominated gain by the market price of bitcoin at the end of the applicable period as described above. 55 Copyright © 2025 Strategy. All Rights Reserved.

Important Information about KPIs used in this Presentation (Cont’d) When the Company uses these KPIs, management takes into account the various limitations of these metrics, including that they: • do not take into account debt, preferred stock and other liabilities and claims on company assets that would be senior to common equity; and • assume that all indebtedness will be refinanced or, in the case of the Company’s senior convertible debt instruments and convertible preferred stock, converted into shares of common stock in accordance with their respective terms. BTC Yield, BTC Gain and BTC $ Gain are not, and should not be understood as, operating performance measures or financial or liquidity measures. Specifically: • BTC Yield is not equivalent to “yield” in the traditional financial context. It is not a measure of the return on investment the Company’s shareholders may have achieved historically or can achieve in the future by purchasing stock of the Company, or a measure of income generated by the Company’s operations or its bitcoin holdings, return on investment on its bitcoin holdings, or any other similar financial measure of the performance of its business or assets. • BTC Gain and BTC $ Gain are not equivalent to “gain” in the traditional financial context. They also are not measures of the return on investment the Company’s shareholders may have achieved historically or can achieve in the future by purchasing stock of the Company, or measures of income generated by the Company’s operations or its bitcoin holdings, return on investment on its bitcoin holdings, or any other similar financial measure of the performance of its business or assets. It should also be understood that BTC $ Gain does not represent a fair value gain of the Company’s bitcoin holdings, and BTC $ Gain may be positive during periods when the Company has incurred fair value losses on its bitcoin holdings. The trading price of the Company’s class A common stock is informed by numerous factors in addition to the amount of bitcoins the Company holds and number of actual or potential shares of its class A common stock outstanding, and as a result, the market value of the Company’s securities may trade at a discount or a premium relative to the market value of the bitcoin the Company holds, and neither BTC Yield, BTC Gain nor BTC $ Gain are indicative or predictive of the trading price of the Company’s securities. As noted above, these KPIs are narrow in their purpose and are used by management to assist it in assessing whether the Company is raising and deploying capital in a manner accretive to shareholders solely as it pertains to its bitcoin holdings. In calculating these KPIs, the Company does not consider the source of capital used for the acquisition of its bitcoin. When the Company purchases bitcoin using proceeds from offerings of non-convertible notes or non-convertible preferred stock, or convertible notes or preferred stock that carry conversion prices above the current trading price of the Company’s common stock or conversion rights that are not then exercisable, such transactions have the effect of increasing the BTC Yield, BTC Gain and BTC $ Gain, while also increasing the Company’s indebtedness and senior claims of holders of instruments other than class A common stock with respect to dividends and to the Company’s assets, including its bitcoin, in a manner that is not reflected in these metrics. 56 Copyright © 2025 Strategy. All Rights Reserved.

Important Information about KPIs used in this Presentation (Cont’d) The use of the proceeds from such offerings to purchase bitcoin has the effect of increasing the BTC Yield, BTC Gain and BTC $ Gain, while also increasing the Company’s indebtedness and senior claims of holders of instruments other than class A common stock with respect to dividends and to the Company’s assets, including its bitcoin, in a manner that is not reflected in these metrics. If any of the Company’s convertible notes mature or are redeemed without being converted into common stock, or if the Company elects to redeem or repurchase its non-convertible instruments, the Company may be required to sell shares of its class A common stock or bitcoin to generate sufficient cash proceeds to satisfy those obligations, either of which would have the effect of decreasing BTC Yield, BTC Gain and BTC $ Gain, and adjustments for such decreases are not contemplated by the assumptions made in calculating these metrics. Accordingly, these metrics might overstate or understate the accretive nature of the Company’s use of capital to buy bitcoin because not all bitcoin is purchased using proceeds of issuances of class A common stock, and not all proceeds from issuances of class A common stock are used to purchase bitcoin. In addition, we are required to pay dividends with respect to our perpetual preferred stocks in perpetuity. We could pay these dividends with cash or, in the case of perpetual strike preferred stock, by issuing shares of class A common stock. If we issue shares of class A common stock in lieu of paying dividends in cash, or if we issue shares of class A common stock for cash to fund the payment of cash dividends, then we would experience an increase in our Assumed Diluted Shares Outstanding without a corresponding increase in our bitcoin holdings, resulting in a decrease in BTC Yield, BTC Gain and BTC $ Gain for the period in which such sales of bitcoin or issuance of shares of class A common stock occurred. The Company has historically not paid any dividends on its shares of class A common stock, and by presenting these KPIs the Company makes no suggestion that it intends to do so in the future. Ownership of the Company’s securities, including its class A common stock and preferred stock, does not represent an ownership interest in the bitcoin the Company holds. The Company determines its KPI targets based on its history and future goals. The Company’s ability to achieve positive BTC Yield, BTC Gain, or BTC $ Gain may depend on a variety of factors, including its ability to generate cash from operations in excess of its fixed charges and other expenses, as well as factors outside of its control, such as the price of bitcoin, and the availability of debt and equity financing on favorable terms. Past performance is not indicative of future results. Investors should rely on the financial statements and other disclosures contained in the Company’s SEC filings. These KPIs are merely supplements, not a substitute. They should be used only by sophisticated investors who understand their limited purpose and many limitations. 57 Copyright © 2025 Strategy. All Rights Reserved.

Important Information about other Terms used in this Presentation The following terms used in this presentation provide a conceptual framework for how management views its securities and capital financing decisions in the context of the Company’s bitcoin strategy. These terms are presented for illustrative purposes only, and do not constitute investment advice, and should not be used to form the basis for an investment decision. Please review these definitions carefully to understand the limitations of these illustrative metrics, and please refer to the Company’s SEC filings and financial statements for information about the Company, its business, securities, strategy, bitcoin holdings and similar matters. BTC Valuation BTC $ Income is the dollar value of the unrealized gain or loss on bitcoin acquired with any given financing, net of associated dividend or interest costs, and multiplied by, in the case of a net gain, the BTC Spread, or, in the case of a net loss, 100%, over the applicable period. For any debt or liability with a maturity, the redemption of such debt or liability, excluding any dilution already assumed in the original calculation of BTC Gain, is treated as a cost, similar to dividend or interest costs. BTC $Income is presented for illustrative purposes only, and it does not represent income in the traditional financial context. BTC $ Value is the sum of BTC $ Gain and BTC $ Income. BTC $ Value is presented for illustrative purposes only, and it does not represent “value” in the traditional financial context. BTC $ Equity is BTC NAV less BTC $ Value. BTC $ Equity is presented for illustrative purposes only, and it does not represent “equity” in the traditional financial context. BTC Torque is the ratio of BTC $ Value to BTC Capital. BTC Multiple is the ratio of BTC NAV to BTC $ Equity. 58 Copyright © 2025 Strategy. All Rights Reserved.

Important Information about other Terms used in this Presentation BTC Credit BTC Rating is the ratio of our Bitcoin NAV and the sum of the notional values of the instruments being rated and all instruments that are senior to and, if any liabilities share an equal claim to our assets, such instruments with a stated maturity date sooner than or that may become due upon an exercise of a repurchase right at the option of the holder sooner than, the liability being rated. BTC Rating does not represent a rating from any rating agency and is not equivalent to a rating in the traditional financial context. BTC Rating also does not account for potential cross-defaults under our debt obligations that would result in debt obligations with stated maturities later than the liability being rated becoming due sooner than the liability being rated. This metric is presented for illustrative purposes only and should not form the basis for an investment decision. BTC Risk is the probability of an instrument having a BTC Rating less than 1 at the end of its Duration. This probability is derived from a lognormal distribution modeling of bitcoin’s price, adjusted for BTC ARR and BTC Volatility assumptions. BTC Risk does not represent an actuarial risk rating or a rating from any rating agency, and it is not a risk rating in the traditional financial context. This metric is presented for illustrative purposes only and should not form the basis for an investment decision. Actual results may vary materially from these illustrative results. BTC Credit is the credit spread necessary to offset BTC Risk for a given security. It is calculated by annualizing BTC Risk assuming the same probability each year of the BTC Rating of such security falling below 1 each year and assuming no recovery. This metric is presented for illustrative purposes only and should not form the basis for an investment decision. Duration for a convertible bond is the sooner of the stated maturity date or the date it may become due upon an exercise of a repurchase right at the option of the holder. Duration for a preferred stock is the Macaulay Duration of such preferred stock. Macaulay Duration of a preferred stock is the quotient obtained by dividing the sum of 1 and the Effective Yield of such stock by the Effective Yield of such stock. Effective Yield is the annualized yield on an asset based on its fixed dividend rate and the current price of such asset. 59 Copyright © 2025 Strategy. All Rights Reserved.

Important Information about other Terms used in this Presentation BTC Forecast BTC ARR is an assumed annualized rate of return on bitcoin expressed as a percentage. This metric is presented for illustrative purposes only, and no prediction as to the price of bitcoin is being made. BTC Volatility is the assumed standard deviation of annual return of bitcoin expressed as a percentage. This metric is presented for illustrative purposes only, and no prediction as to the volatility of bitcoin is being made. BTC Price is the current market price of one bitcoin. BTC Treasury BTC Capital is the proceeds used from capital raised for the purpose of acquiring bitcoin. BTC Spread is the BTC Gain with respect to a given financing represented as a percentage of BTC Capital. BTC Spread is presented for illustrative purposes only, and it does not represent “spread” in the traditional financial context. BTC NAV represents the total number of bitcoin the Company holds as of a specified date multiplied by the current market price of one bitcoin (or the price of one bitcoin as of the date indicated). It does not take into account or include the Company’s indebtedness or the liquidation value of its perpetual preferred stock. As such, it is not equivalent to “net asset value” or “NAV” or any similar metric in the traditional financial context. Although it incorporates the label “NAV,” it is not a measure of either the net asset value of the Company or the value of the bitcoin held by the Company net of indebtedness, perpetual preferred stock liquidation preference and other obligations. Moreover, this Bitcoin NAV metric is not comparable to either net asset value or NAV metrics that may be reported by other companies, including ETFs, ETPs and mutual funds. Investors should rely on the financial statements and other disclosures contained in the Company’s SEC filings. This metric is merely a supplement, not a substitute. It should be used only by sophisticated investors who understand its limited purpose and many limitations. mNAV represents a multiple of Bitcoin NAV, as of the specified date, calculated as the Company’s enterprise value (as we define it) divided by Bitcoin NAV. The Company’s enterprise value is calculated as the sum of (A) the total market value of all outstanding MSTR common stock, including class A common stock and class B common stock, calculated by multiplying the number of outstanding shares of class A common stock and class B common stock by the closing price of the class A common stock on the Nasdaq Global Select Market on the applicable date, (B) the aggregate principal amount of the Company’s indebtedness and (C) the aggregate notional value of the Company’s outstanding perpetual preferred stock, less (D) the Company’s most recently reported cash balance value. As with Bitcoin NAV, although mNAV incorporates the label “NAV,” it is not equivalent to “net asset value” or “NAV” or any similar metric in the traditional financial context. Additionally, it is not a measure of the amount by which the enterprise value exceeds net asset value in the traditional financial sense of those terms. Investors should rely on the financial statements and other disclosures contained in the Company’s SEC filings. This metric is merely a supplement, not a substitute. It should be used only by sophisticated investors who understand their limited purpose and many limitations. 60 Copyright © 2025 Strategy. All Rights Reserved.

Additional Information Strategy is not an exchange traded product (“ETP”) or an exchange-traded fund (“ETF”) registered under the Investment Company Act of 1940, as amended, is not subject to the same rules and regulations as an ETP or an ETF, and does not operate as an ETP or ETF. In particular, unlike spot bitcoin ETPs, we (i) do not seek for our shares of Class A common stock to track the value of the underlying bitcoin we hold before payment of expenses and liabilities, (ii) do not benefit from various exemptions and relief under the Securities Exchange Act of 1934, as amended, including Regulation M, and other securities laws, which enable spot bitcoin ETPs to continuously align the value of their shares to the price of the underlying bitcoin they hold through share creation and redemption, (iii) are a Delaware corporation rather than a statutory trust, and do not operate pursuant to a trust agreement that would require us to pursue one or more stated investment objectives, (iv) are subject to federal income tax at the entity level and the other risk factors applicable to an operating business, such as ours, and (v) are not required to provide daily transparency as to our bitcoin holdings or our daily NAV. 61 Copyright © 2025 Strategy. All Rights Reserved.

Phong Le:

I want to welcome everybody to an update on Strategy with a focus on our STRD Stride ATM, which we’re launching today, a $4.2 billion dollar ATM.

We just want to share with everybody our safe harbor statement. You can read that through at your own leisure. I’ll start with a performance review, and then I will hand it over to our founder and executive chairman, Michael Saylor, who will go through a Bitcoin update and an update on our capital structure and our capital strategy.

I’ll start with Q2 – was a pretty big quarter for Strategy and for Bitcoin. It began with, in early May, Strategy World and Bitcoin for Corporations, which really marked the launch of a rapid increase in the number of companies that have started to adopt a Bitcoin treasury like Strategy.

We saw Bitcoin Las Vegas a few weeks later which focused a lot on Bitcoin treasury companies, but also the improving regulatory environment and nation state adoption of Bitcoin.

And it continued with increases in Bitcoin price, further adoption, and further legitimization of the asset class.

Here you’ll see our total Bitcoin holdings, as of the end of Q2, June 30th, 2025, our Bitcoin holdings at this point in time are at $65 billion, which put us as the 11th largest corporate treasury in the United States, excluding financial services companies. So slightly below Nvidia, a billion dollars less, and quite a bit above, number twelve, which is PayPal.

Our two KPIs that we track, and we provide targets on are BTC Yield and BTC $ Gain. And you’ll see we’re well underway towards our annual targets that we reset, in April of this year. So our target for BTC Yield is 25%, and we’re at effectively 80% of that halfway through the year at 19.7% BTC Yield.

The BTC $ Gain is an even more important metric for a company of our size. We have an annual target of $15 billion, and we’re about two thirds of the way through that halfway through the year with a BTC $ Gain of $9.6 billion. A topic of big discussion or significant discussion about Strategy is our adoption of a new accounting standard from FASB that allows us to mark our bitcoin holdings to market. And what you see as the effect of that, at the end of Q2 2025 is a $13.4 billion gain on the bitcoin price changes of our holdings at the end of Q1 2025, and also an additional $0.7 billion gain on the bitcoin that we purchased during the quarter.

So effectively a $14.1 billion unrealized gain, for the company, which, when we publish our earnings, later this quarter, will be a $14.1 billion, give or take some changes associated with that, it’ll be effectively a $14 billion operating income for the company, which will, to give you perspective, rank us amongst the top ten companies in the world in terms of operating income for public companies. In addition to that, we also purchased an additional $6.8 billion worth of bitcoin, 69,140 bitcoin.

We’ve ended the quarter with nearly 600 thousand bitcoin, 597 thousand.

And if you put that all together, this is effectively a $21 billion increase in the bitcoin value of the company, in a matter of just one quarter, and that’s about a fifty percent increase in our bitcoin value. So we’re pretty proud of the progress we’ve made in our bitcoin holdings, in the quarter and also with the improvement in the accounting standard. You can start to see that flow through to, currently, an unrealized gain over time, our operating income.

We launched the last or the third of a triad of preferred securities STRD, in the second quarter also.

You’ll see the performance of all of our preferreds, really, were awesome, during the second quarter. Since inception, STRK has now gained 51% off an $80 launch price, to $120. We have also added $477 million of value to STRK through ATM sales.

STRF, has increased, 38% up to a $117.7 off an $85 launch. Relatively new to the market, about one month in, STRD is already at a 12% gain, from an $85 at launch to $95 current price.

If you take a step back and look at how those preferreds have outperformed, pretty much everything else in the universe, and basically since history of the preferred markets, you’ll see STRK has increased 51%, STRF 38%, STRD 12%. If you compare during that same period to the preferred indices, -3%, -1%, and 2%, respectively.

If you think about that on an ARR basis because we are still early in the livelihoods of these preferred equities, 122% ARR for STRK, 133% for STRF, and 162% for STRD, which is really unheard of in the preferred markets. So we are happy with the success. We are happy with the volume that we’ve been able to add and the value we’ve been able to add with these preferreds, which is why we think it’s a good time now to launch an ATM on top of STRD like we have with STRK and STRF.

The other thing that you will see here is as the effective yields of these instruments decrease, it means that Bitcoin Torque is increasing via the ATMs. It means that we are able to produce more BTC yield as we issue ATMs on STRD, STRF, and STRK.

And here you will see with the higher valuation, the yield on STRK as an example now is down to 6.6%, STRF 8.5%, and STRD 10.5%. Those are the effective yields at current time.

We think these securities are really innovative, right. What we are providing here versus other preferreds and other fixed income securities, is a higher effective yield, right, a higher duration, a higher trading volume. You know, if you look at the trading volume (Mike will talk about some of this later), $40 million on average a day compared to other preferreds, 40xmore than that. And they also have less bitcoin price sensitivity, so they’re uncorrelated or reasonably uncorrelated assets to other items, other preferred securities in the market, but also uncorrelated to MSTR and to bitcoin, the underlying bitcoin.

I’ll do a quick recap on our total capital raising plan. We issued additional equity in the second quarter, but a little bit less than we have at a slower pace as we move towards issuing more ATMs on our preferreds. So you’ll see that we’re at $23.9 billion on our $42 billion capacity on MSTR ATMs. It’s about 57% total. As I mentioned, we’ve increased the pace of issuance of ATMs on top of our preferreds STRK and STRF, and soon to be STRD, and we’re at 19% on $42 billion there.

So we see as these instruments become stronger and more prevalent in the market and more popular in the market, that we’ll be able to continue to push on the ATMs for our preferreds and add more Bitcoin Yield and more Bitcoin Torque to the business. So that’s my recap of the second quarter, in brief. We’ll come back with a more detailed recap of our second quarter performance in about a month when we issue our financials. With that, I’ll hand it over to Michael Saylor, our executive chairman, who will talk about our BTC performance.

Michael Saylor:

Thank you, Phong.

I’m happy to speak with you all today. The first thing I want to do is just review Bitcoin performance.

In the last five years, Bitcoin’s up 57%. It’s quadrupled the S&P index. It’s doubled the Magnificent 7. It’s not quite 10x the performance of real estate.

And in the past one year, Bitcoin’s even accelerated past that. We are up 84% in one year, doubling gold.

Magnificent 7 has decelerated, and the S&P is chopping along at 13%. And you might ask the question, why is Bitcoin accelerating?

Well, Bitcoin’s accelerating because the White House has embraced Bitcoin, in the past twelve months with the Strategic Bitcoin Reserve and by designating Bitcoin as the one digital commodity. The entire administration has embraced Bitcoin. This is really quite unprecedented and extraordinary. We had one neutral Bitcoin administrator or one member of the previous cabinet that was neutral to Bitcoin, and now we have twelve that are enthusiastic to Bitcoin.

Wall Street’s embracing Bitcoin. These ETFs have been the biggest and most successful ETFs in the history of Wall Street, and there’s just an avalanche and parade of interest on Wall Street coming now.

Public companies are embracing Bitcoin. We’ve got 150 publicly listed companies that are acquiring bitcoin now. This is extraordinary, and it’s a trend that’s building in momentum. In, 2024, there were 64 public companies that had embraced Bitcoin, and this year, there’s 151. And of course, back in 2020, we were the first and there were just two. So public companies, embracing Bitcoin is a big, trend for the past twelve months and a big driver, and they are even racing to get into the ‘Bitcoin 100’, and you can see here all the green arrows are public companies that bought Bitcoin just in the past week.

This competition is going to continue to get more intense.

Now with 150 companies that are levered to Bitcoin, that means that industry analysts and institutional analysts are starting to research Bitcoin, write on it, and forecast Bitcoin prices. So this is a big, tailwind for the asset as well.

Tech investors are embracing Bitcoin. And of course, the insight is that Bitcoin is a technology, and not just a new form of money. That makes a big difference because there are huge numbers of tech investors with a lot of capital that made a lot of money on Apple, Amazon, Google and Facebook, and now they’re starting to look at Bitcoin.

All the federal regulator guidance that is coming out of DC has been very positive. They are embracing Bitcoin. You have got positive guidance from the OCC, the FDIC, the Treasury. You have got positive FASB guidance, and all this makes a big difference to the adoption of the asset class.

And, of course, the US Federal Housing Authority has embraced Bitcoin. And this guidance, from William Pulte is quite extraordinary because he’s directing Fannie Mae and Freddie Mac to begin looking at Bitcoin as a source of collateral for future mortgage loans.

And this is going to accelerate the adoption of Bitcoin as collateral by retail banks, by mortgage industry participants, by commercial banks, eventually by credit rating agencies.

This just happened just a week ago. It’s very exciting.

You’ve got three very exciting bills moving through Congress right now, the Clarity Act, the Genius Act, and the Bitcoin Act.

And you have states embracing Bitcoin. In fact, it was just, a week ago that the governor of Texas signed a bill to create a strategic Bitcoin reserve in Texas and fund it with $10 million. And, so, this is another tail-wind.

Of course, enthusiasm in the United States is infectious, and now you have enthusiasm outside of the US. So you see very positive Bitcoin guidance from Bhutan; from Pakistan; from members of the opposition, people running for office in Ireland; in the UK, Nigel Farage is declaring he wants to put Bitcoin on the Bank of England’s balance sheet. So this is important.

And, of course, since the November 5th elections, the entire crypto industry has coalesced behind Bitcoin and embraced Bitcoin. Bitcoin is emerging as the foundation of the crypto economy, and this is a very powerful evolution in the entire industry.

And so with that, I’d like to talk about our preferred equity strategy.

We are here to discuss STRD primarily because we’re creating an ATM for STRD and launching it today.

But what is STRD? Well, STRD is long duration, high yield, over collateralized, preferred stock. So it has a BTC Rating of 5.6x. It’s 5x over collateralized.

Right now, it’s got an effective yield of 10.5%, and it’s perpetual. You can hold it forever.

It’s a good sibling to STRK.

STRK is structured Bitcoin. So, it is sort of one part upside exposure through its conversion right to MSTR, and it’s one part dividend yielding instrument through its 8% dividend coupon at par and it’s a perpetual instrument.

So the idea of STRK is to is to give people some principal protection with a visible dividend with some upside participation, that they can hold for the long term.

And then, of course, the third sibling in this family of preferreds is STRF.

And STRF is meant to be a very senior instrument for institutional investors, that want premium yield with enhanced payment protection. So it’s the senior, preferred in our capital structure, it’s a cumulative preferred. It comes with escalating mechanisms to enforce payment protection features. And you can see a 7.1x over collateralized, or a BTC Rating of seven.

Of course, because it’s higher in the capital structure, it has a lower effective yield, 8.5% right now. And this creates a family of three different alternatives for investors.

Some are going to want max performance, max volatility, and that’s what MSTR is for. Some are going to want less volatility than MSTR and a bit more security in the principal, so less risky, and more predictable with a dividend, and that’s what STRK is for.

If you want even less volatility and you want more seniority, you want to be deeper in the capital structure, that that’s what STRF is for.

And if what you really want to do is just prioritize yield with an over collateralized product, that’s what STRD is for.

And you can see all of these different structures they fit into our capital plan.

At the base of our capital structure is Bitcoin. We have got $65 billion worth of it. On top of that, we have got the MSTR common stock, and it’s got about a $114 billion market value right now. So those are the two large components of our capital structure. But then above that is STRD, then STRK, then STRF, and of course, at the top of the capital structure are the converts.

What we’re doing here with STRD is we’re introducing a component of the capital structure that’s going to be credit-positive for STRK, STRF and the converts.

It’s going to be commodity-positive for Bitcoin. It’s going to be good for Bitcoin, driving the value of Bitcoin up. It’s equity-positive for MSTR; it improves the leverage, and it improves the volatility and the opportunity for MSTR equity shareholders. That, of course, in turn is positive for STRK and for the converts because they both are being driven by the equity.

Now we’ve got various ATMs. We’ve got our MSTR ATM, our STRK ATM, our STRF ATM. You can see we’ve raised $640 million cumulatively through STRK and STRF ATMs over the past three months or so. And what we’re doing with each of these three preferreds is creating intelligent leverage for the common stock. And so you can see the leverage being layered in first with STRK, then with STRF, now with STRD.

And, of course, when we do the IPOs, there’s a big slug of leverage in a single week. But then, of course, the ATMs allow us to continually increase the leverage every single day in a surgical and a programmatic fashion.

And so, the idea behind all of these ATMs is to drive optionality.

You know, some weeks, there will be huge demand for STRF; some weeks, huge demand for STRK; some weeks, huge demand for STRD; some weeks, demand for MSTR. We want to be able to react to the market and those four different securities that we are able to sell via these ATM offerings, they constitute gears in our engine.

And each of the gears generates a different degree of BTC Torque. The lowest [BTC] Torque instrument is the common equity. STRK is higher [BTC] Torque, and then after that, STRD, and then the highest [BTC] Torque, component in the engine is STRF.

We’re rebalancing these ATMs every day. We’re executing them minute-by-minute. We’re synchronizing our BTC acquisition with each of these four ATMs.

This is what lets us generate continuous BTC Yield and continuous BTC Gain.

Now the question a lot of people have is how do you calculate the [BTC] Torque, and what is [BTC] Torque really? Well, [BTC] Torque is the value creation or the long-term return on capital that we expect when we’re selling a dollar of these instruments. And the way that we arrive at it is we look at the quick return or the immediate return, which is what we call BTC Yield and BTC Gain. And we calculate what is that [BTC] Yield and [BTC] Gain is looking like, and then we look out over about a decade, and we input our assumptions about the rate of BTC price appreciation or BTC ARR over that ten-year time frame.

And we’re maximalist in general, and so if you have a 30% BTC ARR view, then you can look out a decade and you can calculate a BTC Torque of 6.7x for the equity, 10.9x for STRK, 12.7x for STRD, 12.9x for STRF. Now, each of those numbers, they’re a function of your outlook, right, your expectations of the of the next ten years. And so if you’re a skeptic, then you’re going to have a much lower view of what the what the BTC Torque is. So, the conclusion there is if you’re a skeptic, you probably don’t want to be holding, any equity instrument or any of these instruments, to tell you the truth. Right?

If you’re a trader, then you can see they all kind of work. They do have [BTC] Torque. They generate returns on capital. Of course, the more bullish you are on BTC, the more [BTC] Torque these instruments generate.

There’s another way to look at them, which is to consider the risk of the various credit instruments. And so we’ve laid out the entire capital structure here, and we are actually able to calculate theoretical BTC Risk and theoretical BTC Credit spreads that make sense, by starting with the price of Bitcoin. Then we input our expected volatility of Bitcoin over the next decade, and we can input our expected return of Bitcoin over the next decade.

So you can see on this slide, forty-one, we’ve calculated the risk if you’re a skeptic and you expect about 50% BTC Vol over the next ten years. And then we’ve calculated the rational BTC Credit spread, what we call BTC Credit, that you would, need as an investor to compensate you for the risk. And, of course, out of that, you can compare that to the market credit spreads, and you can calculate a spread premium. And as you can see here, the preferreds are kind of rationally priced. The BTC Credit is pretty close to the market credit, plus or minus a hundred basis points, if you’re a skeptic and you think Bitcoin will stay very volatile.

The convertible bonds, on the other hand, they’re actually underpriced. In fact, there are pretty large spread premiums. So what you can see is the convertible bonds now assume a very skeptical outlook for BTC.

And if we were to go and change our outlook and, for example, crank in a 40% vol instead of a 50% volatility, you can see that the BTC Credit model is pretty sensitive to volatility. The BTC Risk falls dramatically, especially for the long duration instruments like STRF, STRK, and STRD.

And of course, then you can see there’s a spread premium, that is, the BTC Credit spread that our models suggest are much lower than the actual market credit spread.

Now, of course, the model is also very sensitive to your outlook for BTC, as you would expect. If you’re a maximalist and you expect BTC to appreciate 30% a year on average for the next ten years, you can see that the BTC Risk collapses for all these instruments, and then the BTC Credit spread falls to single-digit or double-digit basis points. And then there are massive spread premiums for these. So, we think that there’s an extraordinary opportunity introducing BTC Credit instruments to the market. We think that this BTC Credit model is very interesting and informative.

We’ve published this model to our website. So you can go to Strategy.com, and you can type in your own forecast for the price, the volatility, and the ARR. And you can try all sorts of scenarios in order to figure out what’s a rational BTC Credit spread and then form an opinion about which of these instruments are the best investment for you.

Now, here we see, the architecture of Strategy. What we have done is created a business to enable a wide variety of securities all based on Bitcoin.

Our Bitcoin reserve of $65 billion worth of bitcoin is what makes this possible. But what the company is doing is we are bridging the crypto economy with traditional finance economies. And the credit instruments like MSTR convertible bonds and STRK, STRF, and STRD, all of those securities, they all strip away performance volatility and risk from Bitcoin, and that accrues to the common equity, to the MSTR. So, we’re creating more volatility, and we’re creating more performance for MSTR as we take the volatility off of STRK, STRF, and STRD.

And, of course, that makes MSTR a very interesting, very volatile, very liquid instrument that can be used to create derivatives like MSTX, MSTU, and MSTZ, which are kind of levered MSTR plays. And of course, MSTR is levered Bitcoin. So with those derivatives you get double or quadruple leverage. And then the options market on top of MSTR gives you any amount of leverage if you wanted to get to 4x, 8x, 10x, 20x leverage.

And so, that’s one half of the equation.

The other half of the equation is a universe of investors that want less leverage, less volatility, less risk, and more certainty, and maybe they want to optimize it for a particular dividend stream or period income.

And of course, the extreme example of that is MSTY, IMST, and MST, where they’re selling various amounts of volatility of MSTR in order to create dividend bearing, or dividend optimized, derivatives.

So this in its entirety is, the Strategy ecosystem.

Now often times, we get the question, if I like Bitcoin, why don’t I just buy bitcoin? And you hear this a lot from traditional observers that don’t understand the BTC business model.

And I’m here to give you the quick answer to that.

97% of institutional capital is mandated to buy equity or credit instruments, not commodities.

So the first answer is, well, there’s 30x more money in the capital markets that can buy equity or credit that’s backed by BTC.

And much of this money that just literally cannot, per their mandate, they cannot buy a commodity. Now if you look in the lower left corner of this screen, you see there are $3 trillion of capital that might very well buy commodities, but $2.3 trillion of that is central banks primarily allocated to gold.

And as we’re all aware, central banks are very conservative, public actors. They’re not hedge funds. They’re not going to reallocate, the gold reserves of the nation, to Bitcoin in a quick and easy trade.

That means you’ve just got $700 billion of private capital that might trade commodities.

So consider the difference between $700 billion of capital to buy commodities versus $95 trillion of capital that can trade in equities or credit instruments.

That helps you understand why there’s such an enthusiasm for Bitcoin-backed credit or Bitcoin backed-equity.

As it turns out, the mandate of a credit investor is simply not to take the extreme leverage of equity, and they simply don’t want commodity risk. And of course, equity investors don’t want the performance of credit, and they’re looking for something different.

Our company is providing that something different.

If you put yourself in into the shoes of a credit investor, one thing that you like if you’re buying credit is long-duration and high-yield. And so three of the ten largest offerings of preferred securities since August of 2021 are our three.

As you can see, they all have extremely large dividend yields at par, larger than the other offerings in this table. The other thing you can see is that our three offerings are noncallable, perpetual. The other offerings are all callable.

And so, if you’re a preferred investor or just a credit investor, the non-callable, nature of the instrument is very special. It means that you don’t have to worry about your dividend yielding instrument being called away from you, just when you’re getting very comfortable with it. This makes our preferreds unique and compelling.

The three preferreds we put into the market, they offer superior yield and superior liquidity as well. So not just good yield, but, if you look at the liquidity here on this table, you can see that in the first year that they’re outstanding, these preferred instruments are 50 to 100x more liquid than the typical preferred stock. So if you’re investing, you definitely want yield, but you want liquidity, you want duration, and you want collateralization as well. And this table shows, how we perform on the liquidity axis.

And of course what we’re also doing is offering superior yield and superior collateralization because our instruments are anywhere from 5 to 8x over collateralized.

You see a large cluster of instruments that are 1 to 3x over collateralized here. And then of course, you can see that we’re offering superior yield and superior duration. In fact, for each yield cohort, we’re offering the longest duration option. So STRD is the longest duration of its of its competitors. STRF is the longest duration of its competitors. STRK is the longest duration of its competitors. This is, very interesting and compelling, and we believe the reason we can do this is because we have bitcoin as the underlying collateral.

BTC-backed credit instruments are going to have a yield advantage, a duration advantage, a collateral advantage, and a liquidity advantage.

And so on slide fifty, what you can see is, another view of the market. These are all the ETFs. And you can see, they’ve all been packaged to be easily accessible by the typical investor, but their yields are all in the 6 to 7% range.

And the durations of high yielding, instruments like the loan ETFs are very short. The high yield bonds are fairly short durations.

The preferred equity are generally middling. And, of course, they all come with fees.

STRD, it’s high yield, good liquidity, strong duration.

It’s more volatile than these other instruments, but we don’t see that as a negative. In this case, it’s more of a feature because the higher volatility makes it more interesting for traders, and it’s going to actually increase interest in this preferred over time.

Slide fifty one shows the universe of comparable investment assets. And here you can see if you’re a credit investor, you can either get yield or maybe you get collateralization and maybe you get liquidity. It’s very difficult to get yield, duration, collateralization, and liquidity. You normally have to give up either two or three of these dimensions in order to get the fourth.

So treasuries are very liquid, low yield. Agencies are very liquid, these mortgage-backed securities are very liquid, not a great yield, and they’re not well collateralized, 1.3x collateral coverage.

Investment grade instruments are better collateralized, but they’re illiquid and not a great yield. Junk bonds have a better yield, but not very good duration. Not good collateral coverage, very illiquid. Preferreds, a bit better yield, a bit better duration, not so great on collateral, and very very poor liquidity. And then dividend bearing stocks, just go buy a common stock of a utility company or the like, you’re not getting much yield. You’re not getting any duration. You can’t really count on it for a long period of time. You’ve got okay collateral, okay liquidity.

And so you can see where STRD slots in here. Strong yield, strong duration, strong collateral, pretty strong liquidity. And that’s why we’re excited about it.

I would just like to end, with a statement of our principles that guide our ATM activities.

First of all, we treat every class of security investors with equal respect.

So if you’re buying STRD, our objective is, for you to be very successful, just like STRK, just like STRF, just like MSTR.

Each security, along with the ATM program, is tailored to meet the needs of a particular type of investor. We know that they are all different, managing a pool of capital with a very specific mandate and objective.

So we don’t think we have one set of equity investors. We have four sets of security investors that we’re managing, and we’re working to please at all times.

We run the ATMs to enhance liquidity, so that we support the entry and the exit from the investment. So we want to make it easy for institutional investors to buy in without moving the market. We want to make it easy for them to exit without moving the market. So there are programs that are designed to support the market function but not pressure the market.

We will sell into strength when the when the market’s very strong and the price is appreciating; we’ll sell to facilitate people entering into the security.

But when the market’s weak, we step aside.

So if the market is dramatically moving in any particular direction, it’s not us. Our programs are all designed so we don’t move the market. We participate in the market. We accept the price, we’re not trying to set the price. The execution is dynamic, and we’re very responsive to real-time signals.

We issue these ATM instruments with purpose, and we recalibrate them continuously, literally resetting the parameters every day and executing on the program every second.

Our activity is guided by investor demand and by the market depth and by the strategic alignment, and we understand that it’s very important that every security investor have a good experience and achieve what they’re expecting.

And the goal is to create long-term value for all the stakeholders through thoughtful execution.

We’re working the ATMs to support the entire capital stack, and we’re intelligently acquiring the bitcoin with disciplined market engagement.

We actually don’t think there’s a tradeoff. We actually think that if we manage all four of these independently and responsibly, then we will maximize the demand for all four securities, and we will maximize the price of all four securities, and we will maximize the performance of all four securities.

It’s not a zero-sum game. They’re all complementary and reflexive and synergistic with each other.

If the STRD instrument performs well, there’s going to be massive demand for more STRD.

We’re not competing with the other three in our capital structure. What we’re doing is creating the world’s best instrument for STRD-type investors, and we expect they’re going to sell the other preferreds. They’re going to sell the other credit instruments. They’re going to reallocate more capital to STRD. The same logic would be true for STRK, STRF, and MSTR.

And so with that, I’d like to thank all of you for your time today, and thanks for your support.